Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com

FOR IMMEDIATE RELEASE

    MAY 30, 2012

QUALITY SYSTEMS, INC. DECLARES QUARTERLY DIVIDEND

AND NAMES LANCE ROSENZWEIG TO ITS BOARD OF DIRECTORS

IRVINE, Calif. … May 30, 2012 …Quality Systems, Inc. (NASDAQ:QSII) announced today that its board of directors declared a quarterly cash dividend of Seventeen and One-Half Cents ($0.175) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of June 15, 2012 with an anticipated distribution date of July 3, 2012. The $0.175 per share cash dividend is consistent with the Company’s current policy to pay a regular quarterly dividend on the Company’s outstanding shares of Common Stock, subject to the review and approval of the board of directors.

In other news, Quality Systems also announced today the appointment of Lance Rosenzweig to its board of directors. Rosenzweig’s appointment fills a vacancy on the board of directors and completes the board of directors with nine members.

Rosenzweig is founder and chief executive officer of 24/7 Card, a provider of pre-paid debit and remit cards. Prior to founding 24/7 Card in 2010, Rosenzweig founded and served as chairman of the board of PeopleSupport, Inc., a business process outsourcing company with operations in the Philippines and Costa Rica, since its inception in 1998. He also served as PeopleSupport’s chief executive officer from March 2002 until the company’s sale in 2008. From 1993 to 1997, Rosenzweig was a founder, chairman of the board and president of Newcastle Group, a privately held plastics manufacturing company. He was also a founder of Unisite, a privately held wireless cell site management company, acquired by American Tower in 2000 for more than $200 million. Prior to 1993, Rosenzweig was a divisional vice president at GE Capital; a vice president in the investment banking group of Dean Witter (now Morgan Stanley); a vice president in the investment banking group of Capel Court Pacific, an Australian investment banking firm; and, a corporate planning manager of Jefferson Smurfit Group, a multinational packaging company.

“We welcome Lance to our board of directors,” said Sheldon Razin, chairman of the board of Quality Systems. “Lance brings significant experience in international operations and successful offshore ventures. As we continue to pursue our growth strategies, we look forward to the counsel, guidance and business acumen he will bring to the company.”

“I am pleased to join the Quality Systems board, and believe that my years of experience founding and running companies, coupled with my international business knowledge, will bode well for this rapidly growing organization. I look forward to the contributions I will make as a board member to help the company further solidify its leadership position in the healthcare information technology sector, both here as well as internationally,” noted Rosenzweig.

Rosenzweig, 49, has a Master’s degree in business administration from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in industrial engineering, with Tau Beta Pi honors, from Northwestern University.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #